EXHIBIT 10.10

AMENDMENT NUMBER SIX
TO THE
CONSTELLATION BRANDS, INC.
LONG-TERM STOCK INCENTIVE PLAN

        This Amendment Number Six to the Constellation Brands, Inc. Long-Term Stock Incentive Plan (the "Plan") is adopted pursuant to Section 19 of the Plan by the Human Resources Committee of the Board of Directors of Constellation Brands, Inc. (the "Company"), acting in its capacity as the Committee under the Plan. Capitalized terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Plan and Annex A thereto. This amendment shall become effective as of the date set forth below and shall apply to Awards granted after such date

        Section 5(a) of the Plan is amended by replacing the first sentence thereof with the following:

The exercise price per Share under each Stock Option shall be specified by the Committee, provided that the exercise price per Share under each Stock Option granted to a Participant shall not be less than the Fair Market Value of the Common Stock on the date the Award is granted.

        In witness whereof, Constellation Brands, Inc. has caused this instrument to be executed as of December 22, 2004.

CONSTELLATION BRANDS, INC.

By:	/s/ W. Keith Wilson
Name:	W. Keith Wilson
Title:	Executive Vice President and Chief Human Resources Officer